Exhibit 5

November 1, 2012

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414

Ladies and Gentlemen:

We have acted as counsel for B/E Aerospace, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 5,000,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company, to be issued from time to time pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).

In so acting, we have examined the Registration Statement and the certificate of incorporation and by-laws of the Company, in each case amended to date, and we have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion expressed below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.

The opinion expressed below is limited to the General Corporation Law of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares which may be delivered under the Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required under the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP

DL/JL